Exhibit 99.1

Dave & Buster’s Reports Record First Quarter 2022 Financial Results

DALLAS, June 7, 2022 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its first quarter ended May 1, 2022.

Key First Quarter 2022 Highlights

•	Revenue increased 24.1% from the first quarter of 2019 to a record $451.1 million compared with $265.3 million in the first quarter of 2021 and $363.6 million in the first quarter of 2019

•	Total comparable sales increased 10.9% compared with the same period in 2019

•	Net income totaled a record $67.0 million, or $1.35 per diluted share, compared with net income of $19.6 million, or $0.40 per diluted share in the first quarter of 2021 and net income of $42.4 million, or $1.13 per diluted share in the first quarter of 2019

•	Adjusted EBITDA increased 45.9% from the first quarter of 2019 to a record $143.2 million or 31.8% of revenue, compared with Adjusted EBITDA of $76.7 million in the first quarter of 2021 (28.9% of revenue) and Adjusted EBITDA of $98.2 million, or 27.0% of revenue in the first quarter of 2019

•	Ended the quarter with $139.1 million in cash, approximately $492.5 million of liquidity available under the Company’s $500 million revolving credit facility, net of $7.5 million in letters of credit, and a net debt leverage ratio of 0.7x

“We are pleased to report another quarter of outstanding financial results,” said Kevin Sheehan, Dave & Buster’s Board Chair and Interim Chief Executive Officer. “We set records for revenue, net income and Adjusted EBITDA in the first quarter indicating a return to a normalized operating environment. I am so proud of our teams as they have enthusiastically welcomed back guests to our stores. We are excited about the trajectory of our business and particularly the next few months as we begin our “Summer of Games” roll-out that we hope will drive even more visitation to our stores. As demonstrated by our first quarter results, our teams continue to execute on our initiatives to drive organic growth, improve profitability, and produce significant cash flow from the business. We have significant upside potential and with our continued focus on innovation, growth and value creation, we are determined to deliver on that potential. To that end, we are excited to add Main Event to the Dave & Buster’s team. Their strong management team and strategic fit with our Company provide for even more growth opportunities, for both brands, which will benefit all stakeholders. We expect to close the transaction in a few weeks and we will have more to say about Main Event shortly thereafter. We are optimistic about the future and look forward to sharing our ongoing progress in the coming quarters.”

Michael Quartieri, Dave & Buster’s Chief Financial Officer, said: “Our record first quarter results demonstrate our ability to drive revenue, profitability and strong cash flow despite continued headwinds in the economy.  We are benefiting from a higher mix of amusements and a leaner operating model. While we are still experiencing pressures from wage and commodity inflation, our margins continued to improve as we have offset inflationary costs with a more efficient labor model, costs savings and efficiencies and thoughtful pricing actions. In addition, over the past year we have reduced our net debt ratio to 0.7x and ended the first quarter of 2022 with $139 million of cash on the balance sheet.”

First Quarter 2022 Results

Total revenue was a record $451.1 million, an increase of 70.0% from $265.3 million in the first quarter of 2021 and an increase of 24.1% from $363.6 million in the first quarter of 2019. Comparable store sales increased 10.9% compared with the first quarter of 2019 (the Company has chosen to continue reporting comparable store sales versus 2019 in order to provide a more meaningful comparison). Walk-in comparable store sales increased 14.7% while Special Event comparable store sales declined 34.6% compared with the same period in 2019. Non-comparable store revenue totaled $89.2 million compared with $58.5 million in the first quarter of 2021 and $33.9 million in the first quarter of 2019.

Operating income totaled a record $98.7 million, or 21.9% of revenue, compared with operating income of $37.0 million, or 14.0% of revenue in the first quarter of 2021 and operating income $57.7 million, or 15.9% of revenue in the first quarter of 2019.

Net income totaled a record $67.0 million, or $1.35 per diluted share, compared with net income of $19.6 million, or $0.40 per diluted share in the first quarter of 2021 and net income of $42.4 million, or $1.13 per diluted share in the first quarter of 2019.

Adjusted EBITDA totaled a record $143.2 million, or 31.8% of revenue, compared with adjusted EBITDA of $76.7 million, or 28.9% of revenue in the first quarter of 2021 and adjusted EBITDA of $98.2 million, or 27.0% of revenue in the first quarter of 2019.

Store operating income before depreciation and amortization totaled $163.3 million, or 36.2% of revenue, compared with store operating income before depreciation and amortization of $90.8 million, or 34.2% of revenue in the first quarter of 2021 and store operating income before depreciation and amortization of $112.7 million, or 31.0% of revenue in the first quarter of 2019.

Balance Sheet, Liquidity and Cash Flow

The Company generated approximately $148.6 million in operating cash flow during the first quarter, ending the quarter with $139.1 million in cash and approximately $492.5 million of availability under its $500 million revolving credit facility, net $7.5 million in letters of credit.

The Company’s net debt leverage ratio was approximately 0.7x as of May 1, 2022.

Second Quarter 2022 Business Update

The Company’s business has continued to strengthen through the first five weeks of the second quarter, during which comparable store sales increased 12.2% compared with the same period in 2019. Walk-in comparable store sales increased 17.8% while Special Event comparable store sales declined 27.9% for the five-week period compared with 2019.

Quarterly Report on Form 10-Q Available

The Company’s Quarterly Report on Form 10-Q, will be available at www.sec.gov and at the Company’s investor relations website, contains a thorough review of its financial results for the first quarter ended May 1, 2022.

Investor Conference Call and Webcast

Management will hold a conference call to report these results on Tuesday, June 7, 2022, at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Participants can register for the conference by navigating to https://dpregister.com/sreg/10167749/f310771715. Registered participants will receive their dial in number upon registration. Those who are unable to pre-register can access the conference call by dialing toll-free (877) 270-2148. The international dial-in for unregistered participants is (412) 902-6510. A replay will be available after the call for one year beginning at 9:30 a.m. Central Time (10:30 a.m. Eastern Time) and can be accessed by dialing toll-free (877) 344-7529 or by the international toll number (412) 317-0088; the replay access code 2607413. Additionally, a live and archived webcast of the conference call will be available under the Investor Relations section at www.daveandbusters.com.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster’s Entertainment, Inc., is the owner and operator of 147 venues in North America that combine entertainment and dining and offer customers the opportunity to “Eat Drink Play and Watch,” all in one location. Dave & Buster’s offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster’s currently has stores in 41 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the coronavirus pandemic. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the pandemic and new coronavirus variants on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; the implementation and duration of government-mandated and voluntary shutdowns and restrictions; the speed with which our stores safely can be reopened and fully operated and the level of customer demand following reopening and full operations; the economic impact of the pandemic and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the pandemic; the impact of competition; the seasonality of the Company’s business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the pandemic; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster’s intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

*Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

For Investor Relations Inquiries:

Michael Quartieri, SVP & Chief Financial Officer

Dave & Buster’s Entertainment, Inc.

(972) 813-1151

michael.quartieri@daveandbusters.com

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	May 1, 2022	January 30, 2022
	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$139,081	$25,910
Other current assets	78,059	119,661
Total current assets	217,140	145,571
Property and equipment, net	787,750	778,597
Operating lease right of use assets	1,055,328	1,037,197
Intangible and other assets, net	382,882	384,425
Total assets	$2,443,100	$2,345,790

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$313,078	$311,515
Operating lease liabilities	1,294,486	1,277,539
Other long-term liabilities	51,828	49,881
Long-term debt, net	431,966	431,395
Stockholders' equity	351,742	275,460
Total liabilities and stockholders' equity	$2,443,100	$2,345,790

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	May 1, 2022		May 2, 2021		May 5, 2019
Food and beverage revenue	$151,912	33.7%	$85,758	32.3%	$148,221	40.8%
Amusement and other revenue	299,189	66.3%	179,582	67.7%	215,361	59.2%
Total revenue	451,101	100.0%	265,340	100.0%	363,582	100.0%

Cost of food and beverage (as a percentage of food and beverage revenue)	43,255	28.5%	23,157	27.0%	38,754	26.1%
Cost of amusement and other (as a percentage of amusement and other revenue)	26,766	8.9%	16,614	9.3%	22,971	10.7%
Total cost of products	70,021	15.5%	39,771	15.0%	61,725	17.0%
Operating payroll and benefits	93,361	20.7%	50,279	18.9%	82,873	22.8%
Other store operating expenses	124,425	27.5%	84,445	31.9%	106,245	29.2%
General and administrative expenses	28,297	6.3%	17,091	6.4%	16,846	4.6%
Depreciation and amortization expense	33,288	7.4%	35,099	13.2%	31,141	8.6%
Pre-opening costs	2,997	0.7%	1,659	0.6%	7,002	1.9%
Total operating costs	352,389	78.1%	228,344	86.0%	305,832	84.1%

Operating income	98,712	21.9%	36,996	14.0%	57,750	15.9%

Interest expense, net	11,391	2.5%	14,820	5.6%	4,056	1.1%

Income before provision for income taxes	87,321	19.4%	22,176	8.4%	53,694	14.8%
Provision for income taxes	20,337	4.6%	2,541	1.0%	11,251	3.1%
Net income	$66,984	14.8%	$19,635	7.4%	$42,443	11.7%

Net income per share:
Basic	$1.38		$0.41		$1.15
Diluted	$1.35		$0.40		$1.13
Weighted average shares used in per share calculations:
Basic shares	48,580,273		47,695,705		36,827,665
Diluted shares	49,453,503		49,331,092		37,591,944

Other information:
Company-owned stores at end of period	145		141		127
Store operating weeks in the period	1,876		1,633		1,616
Total revenue per store operating weeks in the period	$240		$162		$225

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	May 1, 2022		May 2, 2021		May 5, 2019
Net income	$66,984	14.8%	$19,635	7.4%	$42,443	11.7%
Add back: Interest expense, net	11,391		14,820		4,056
Provision for income taxes	20,337		2,541		11,251
Depreciation and amortization expense	33,288		35,099		31,141
EBITDA	132,000	29.3%	72,095	27.2%	88,891	24.4%
Add back: Loss on asset disposal	216		145		420
Share-based compensation	3,555		2,971		1,825
Pre-opening costs	2,997		1,659		7,002
Other costs (1)	4,479		(165)		46
Adjusted EBITDA	$143,247	31.8%	$76,705	28.9%	$98,184	27.0%

(1) First quarter 2022 amount primarily represents costs related to the pending acquisition of Main Event.

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	May 1, 2022		May 2, 2021		May 5, 2019
Operating income	$98,712	21.9%	$36,996	14.0%	$57,750	15.9%
Add back: General and administrative expenses	28,297		17,091		16,846
Depreciation and amortization expense	33,288		35,099		31,141
Pre-opening costs	2,997		1,659		7,002
Store operating income before depreciation and amortization	$163,294	36.2%	$90,845	34.2%	$112,739	31.0%